Exhibit 99.1

The Lubrizol Corporation

29400 Lakeland Boulevard, Wickliffe, Ohio 44092-2298

News Release

FOR RELEASE: Immediately

FROM:	Financial/Investor Contact	Media Contact
	Mark Sutherland	Julie Young
	440/347-1206	440/347-4432
Web Site: www.lubrizol.com

Phillip C. Widman Joins Lubrizol Board of Directors

CLEVELAND, OH, November 11, 2008 – The Lubrizol Corporation (NYSE:LZ) announced today that Phillip C. Widman, 53, has been appointed to its board of directors.

Since 2002, Widman has been senior vice president and chief financial officer of Terex Corporation (TEX), a global manufacturer of construction and mining equipment with 2007 net sales of $9.1 billion. From 2001 to 2002, he was an independent consultant, and from 1998 to 2001, he served as executive vice president, chief financial officer of Philip Services Corporation, an industrial outsourcing and metal services company.

Prior to joining Philip Services, Widman worked at Asea Brown Boveri Ltd. (ABB) for 11 years in various financial and operational capacities in the transportation, power generation and power distribution businesses. During his last two years at ABB, he served as vice president, chief financial officer and supply management of its diverse businesses in the United States. Additionally, Widman’s experience includes 12 years with Unisys Corporation in a variety of financial roles.

Widman earned a bachelor’s of business administration in accounting from the University of Michigan and a master’s of business administration from Eastern Michigan University.

“Phil’s broad financial experience and global business knowledge will be a valuable asset to our board and our company as we continue our growth as a leading specialty chemical company,” commented James L. Hambrick, chairman, president and chief executive officer, The Lubrizol Corporation. “His background in various industries, including original equipment manufacturing, will complement our board’s experience and will be extremely beneficial to Lubrizol. The board and I are looking forward to working with Phil and are confident that his contributions to the board will be felt immediately.”

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About The Lubrizol Corporation

The Lubrizol Corporation (NYSE: LZ) is an innovative specialty chemical company that produces and supplies technologies that improve the quality and performance of our customers’ products in the global transportation, industrial and consumer markets. These technologies include lubricant additives for engine oils, other transportation-related fluids and industrial lubricants, as well as fuel additives for gasoline and diesel fuel. In addition, Lubrizol makes ingredients and additives for personal care products and pharmaceuticals; specialty materials, including plastics technology and performance coatings in the form of specialty resins and additives. Lubrizol’s industry-leading technologies in additives, ingredients and compounds enhance the quality, performance and value of customers’ products, while reducing their environmental impact.

With headquarters in Wickliffe, Ohio, The Lubrizol Corporation owns and operates manufacturing facilities in 19 countries, as well as sales and technical offices around the world. Founded in 1928, Lubrizol has approximately 6,950 employees worldwide. Revenues for 2007 were $4.5 billion. For more information, visit www.lubrizol.com.

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